Gregory A. Hale Deputy General Counsel

                                                                                      September 6, 2005

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

     Re:      National Grid Group plc (now National Grid plc)
                 Form RW (Request for Withdrawal), Application on Form U-1,
                 File No. 70-10011, filed November 29, 2001

Ladies and Gentlemen:

      National Grid plc (formerly National Grid Group plc), a registered public utility holding company under the Public Utility Holding Company Act of 1935, hereby withdraws its pending application in the above-referenced file.

     If you have any questions regarding this request for withdrawal, please contact the undersigned at 508-389-3187.

                                                                                     Very truly yours,

                                                                                     /s/ Gregory A. Hale

                                                                                     Gregory A. Hale
                                                                                     Deputy General Counsel

25 Research Drive Westborough, MA 01582-0001 508.389.3187 Fax: 508.389.3518 gregory.hale@us.ngrid.com